Exhibit 15.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-229213 on Form F-3, and No. 333-268067, 333-228717, 333-248904, 333-259900 and 333-274571 on Form S-8) of our report dated October 31, 2022, with respect to the consolidated financial statements of Endava plc.

/s/ KPMG LLP
London, United Kingdom
September 19, 2024